Exhibit 5.1

May 22, 2017

The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-218137) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by The Trade Desk, Inc., a Delaware corporation (the “Company”), of up to 3,825,272 shares (the “Shares”) of the Company’s Class A Common Stock, $0.000001 par value per share, to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”), including Shares purchasable by the underwriters upon their exercise of an option to purchase additional Shares granted to the underwriters by the Selling Stockholders. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law. For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares upon the conversion of shares of Class B Common Stock of the Company in accordance with the Company’s amended and restated certificate of incorporation as in effect at the time of such conversion (the “Charter”), that the total number of issued and outstanding shares of Class A Common Stock will not exceed the total number of authorized shares of Class A Common Stock under the Charter.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the conversion of the shares of Class B Common Stock into shares of Class A Common Stock in accordance with the Charter, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP